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                                  EXHIBIT NO. 99.11

                           CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the captions "Financial Highlights", "Investment Advisory and Other Services" and "Financial Statements" in Post-Effective Amendment No. 10 to the Registration Statement (Form N-1A,
No. 33-53532) and related Advisor Class A and Advisor Class B Prospectuses of SAFECO Tax-Exempt Bond Trust.

We also consent to the incorporation by reference therein of our report dated January 31, 1997 with respect to the financial statements of SAFECO Tax-Exempt Bond Trust as of and for the year ended December 31, 1996 included in the 1996 Annual Report filed with the Securities and Exchange Commission.


/s/ Ernst & Young LLP
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Seattle, Washington
April 29, 1997